Exhibit 99.1

Steel Connect Reports Third Quarter Financial Results

Third Quarter 2021 Results

•Net revenue totaled $151.8 million, as compared to $177.4 million in the prior year
•Net loss was $27.6 million, as compared to net loss of $6.2 million in the prior year
•Net loss attributable to common stockholders was $28.1 million, as compared to net loss of $6.7 million in the prior year
•Adjusted EBITDA* was $16.5 million, as compared to $16.7 million in the prior year
•Net cash provided by operating activities was $15.8 million
•Free Cash Flow* totaled $15.2 million
•Total debt, net of unamortized discounts and issuance costs, was $374.2 million; Net Debt* totaled $283.2 million

Nine-Month Financial Results

•Net revenue totaled $477.8 million, as compared to $618.0 million in the prior year
•Net loss was $33.4 million, as compared to net loss of $4.9 million in the prior year
•Net loss attributable to common stockholders was $35.0 million, as compared to net loss of $6.5 million in the prior year
•Adjusted EBITDA* was $60.2 million, as compared to $62.1 million in the prior year
•Net cash provided by operating activities was $21.0 million
•Free Cash Flow* totaled $18.2 million

SMYRNA, TN (June 3, 2021) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its third quarter ended April 30, 2021.

“As we emerge from the pandemic, we remain focused on our highest-return priorities to generate long-term value for all stakeholders,” said Interim Chief Executive Officer and Executive Chairman Warren Lichtenstein. “The Special Committee of the Board of Directors is still evaluating Steel Partners’ proposal to purchase all outstanding shares of Steel Connect not currently owned by Steel Partners or its affiliates. In the Direct Marketing segment, the Board of Directors approved a Competitive Improvement Plan aimed at expanding services, improving production, and reducing overall production costs. Also, in the Supply Chain business, we continue to reduce costs as we right size the business.”

The Company's acquisition proposal special committee, comprised of independent directors, is still evaluating the proposed transaction contemplated in the expression of interest from Steel Partners Holdings L.P., ("Steel Partners") to acquire all of the outstanding shares of the Company's common stock not already owned by Steel Partners or its affiliates.

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
	(in thousands)
Net revenue	$151,785	$177,351	$477,766	$617,956
Net loss	(27,629)	(6,159)	(33,376)	(4,924)
Net loss attributable to common stockholders	(28,148)	(6,684)	(34,962)	(6,516)
Adjusted EBITDA*	16,472	16,694	60,219	62,059
Adjusted EBITDA margin*	10.9%	9.4%	12.6%	10.0%
Net cash provided by operating activities	15,826	45,178	21,012	60,051
Additions to property and equipment	659	1,107	2,819	11,477
Free cash flow*	15,167	44,071	18,193	48,574

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Third Quarter and Nine Months Ended April 30, 2021 and 2020

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Net revenue:
Direct Marketing	$102,351	$98,284	$299,214	$354,404
Supply Chain	49,434	79,067	178,552	263,552
Total net revenue	151,785	177,351	477,766	617,956
Cost of revenue	119,538	143,881	369,201	494,991
Gross profit margin	21.2%	18.9%	22.7%	19.9%
Selling, general and administrative	21,405	25,872	70,073	79,264
Goodwill impairment charge	25,658	—	25,658	—
Amortization of intangible assets	4,182	6,531	16,076	20,719
Interest expense	7,764	8,523	23,412	26,425
All other (income) expense, net	(153)	(2,782)	4,007	(2,547)
Total costs and expenses	58,856	38,144	139,226	123,861
Loss before income taxes	(26,609)	(4,674)	(30,661)	(896)
Income tax expense	1,020	1,485	2,715	4,028
Net loss	$(27,629)	$(6,159)	$(33,376)	$(4,924)

Net Revenue

Total net revenue for the third quarter decreased $25.6 million, or 14.4%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment increased by approximately $4.1 million, primarily driven by higher volume, partially offset by a slightly lower average price per package mailed. The increase in net revenue was primarily associated with customers in the financial industry. Within the Supply Chain segment, net revenues decreased by $29.6 million. This decrease in net revenue was primarily driven by lower volume associated with clients in the computing and consumer electronics markets.

Total net revenue for the nine months ended April 30, 2021 decreased $140.2 million, or 22.7%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by $55.2 million, primarily driven by lower sales volume. The decrease in net revenue was primarily associated with customers in the financial and multiple-system operator industries. Within the Supply Chain segment, net revenues decreased by $85.0 million. This decrease in net revenue was primarily driven by lower volume associated with clients in the computing and consumer electronics markets.

Cost of Revenue

Cost of revenue for the third quarter decreased $24.3 million, or 16.9%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both the Direct Marketing and Supply Chain segments. The Direct Marketing segment's gross margin percentage increased by 270 basis points to 21.8% for the three months ended April 30, 2021, as compared to 19.1% for the same period in the prior year. The increase in the Direct Marketing segment’s gross margin percentage was primarily due to favorable changes in customer sales mix and Direct Marketing’s cost management initiatives. The Supply Chain segment's gross margin percentage increased by 150 basis points to 20.0% for the three months ended April 30, 2021, as compared to 18.5% for the same period in the prior year, primarily due to improved customer mix and decreased materials and labor costs.

Cost of revenue for the nine months ended April 30, 2021 decreased $125.8 million, or 25.4%, as compared to the same period in the prior year, primarily due to decreased material and labor costs. The Direct Marketing segment's gross margin percentage increased by 180 basis points to 23.2% for the nine months ended April 30, 2021, as compared to 21.4% for the same period in the prior year, primarily due to favorable changes in customer sales mix and the Company's aggressive measures to manage labor and reduce discretionary spend. The Supply Chain segment's gross margin percentage increased by 410 basis points to 22.0% for the nine months ended April 30, 2021, as compared to 17.9% for the same period in the prior year, primarily due to improved sales mix towards higher margin services.

Selling, General and Administrative

Selling, general and administrative expenses for the third quarter decreased $4.5 million, or 17.3%, as compared to the same period in the prior year, comprised of a decrease in the Direct Marketing segment of $6.3 million related to a net decrease of certain tax liabilities of $5.0 million as well as decreases in most other expense categories as a result of the COVID-19 pandemic cost saving actions.

Selling, general and administrative expenses for the Supply Chain segment increased primarily due to increased information technology costs due to one-time contract termination costs.

Selling, general and administrative expenses for the nine months ended April 30, 2021 decreased $9.2 million, or 11.6%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment decreased $9.3 million, as compared to the same period in the prior year, primarily in the areas of employee-related costs, sales and marketing, and other discretionary expenses. Selling, general and administrative expenses for the Supply Chain segment increased $1.3 million, as compared to the same period in the prior year, primarily due to increased information technology costs due to one-time contract termination costs.

Goodwill Impairment Charge

During the three and nine months ended April 30, 2021, the Company recorded a non-cash pre-tax goodwill impairment charge of $25.7 million for the Direct Marketing segment. The Company did not record any impairment charge during the same periods in the prior fiscal year.

Amortization of Intangible Assets

Amortization of intangibles assets for the third quarter decreased $2.3 million, or 36.0%, as compared to the same period in the prior year. Amortization of intangibles assets for the nine months ended April 30, 2021 decreased $4.6 million, or 22.4%, as compared to the same period in the prior year. Amortization expense decreased in both periods as our trademarks and tradenames were fully amortized in December 2020, and our customer relationships are amortized using an accelerated method, which reflects the pattern in which we receive the economic benefit of the asset.

Interest Expense

Interest expense for the third quarter decreased $0.8 million, or 8.9%, as compared to the same period in the prior year. Interest expense for the nine months ended April 30, 2021 decreased $3.0 million, or 11.4%, as compared to the same period in the prior year. The lower interest expense in both periods is primarily due to lower average outstanding debt balances.

All Other Expenses, Net

All other expenses, net are primarily composed of foreign exchange gains and losses. The Company recorded $0.2 million and $2.7 million of foreign exchange gains during the three months ended April 30, 2021 and 2020, respectively. The Company recorded $3.6 million of foreign exchange losses during the nine months ended April 30, 2021, as compared to $2.4 million of foreign exchange gains in the same period in the prior year.

Income Tax Expense

Income tax expense for the third quarter decreased $0.5 million, 31.3%, as compared to the same period in the prior year. Income tax expense for the nine months ended April 30, 2021 decreased $1.3 million, 32.6%, as compared to the same period in the prior year. The decrease in income tax expense for both periods was primarily due to lower taxable income in foreign jurisdictions.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the third quarter totaled $0.7 million, or 0.4% of net revenue, as compared to $1.1 million, or 0.6% of net revenue, for the same period in the prior year. Capital expenditures for the nine months ended April 30, 2021 totaled $2.8 million, or 0.6% of net revenue, as compared to $11.5 million, or 1.9% of net revenue, for the same period in the prior year. The decrease in capital expenditures for both periods in the current fiscal year was primarily due to reduced discretionary spending in response to the COVID-19 pandemic.

Adjusted EBITDA

Adjusted EBITDA decreased $0.2 million, or 1.3%, for the third quarter and decreased $1.8 million, or 3.0%, for the nine months ended April 30, 2021, each as compared to the same period in the prior year, primarily due to reduced gross profit, offset partially by a reduction in certain operating expenses.

Liquidity and Capital Resources

As of April 30, 2021, the Company had cash and cash equivalents of $97.6 million. As of April 30, 2021, IWCO Direct and ModusLink had readily available borrowing capacities of $25.0 million and $5.2 million, respectively, under their credit facilities.

As of April 30, 2021, total debt outstanding, net of unamortized discounts and issuance costs, was $374.2 million, which was comprised of a $365.8 million term loan due December 15, 2022 and $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs.
On June 2, 2021, ModusLink entered into a Second Amendment to the MidCap credit agreement (“Amendment No. 2”) by and among ModusLink, certain of ModusLink’s subsidiaries, and MidCap as lender and agent. Amendment No. 2 amends the MidCap credit agreement to extend the time period for payment from ModusLink to the Company of special distributions to July 31, 2022. In addition, the unused line fee was increased to 0.65% in Amendment No. 2 and certain other technical amendments were incorporated.

Subsequent Event
IWCO Direct's Competitive Improvement Plan

On June 2, 2021, the Board of Directors of Steel Connect, Inc. approved a Competitive Improvement Plan (“CIP”) for its subsidiary IWCO Direct. This plan addresses the changing requirements of the customers and markets IWCO serves and the current competitive landscape. The CIP seeks to expand IWCO’s marketing services capabilities, and upgrade its production platform to new digital and inserting technology, while reducing its overall production costs to enhance its competitive pricing capabilities.

The CIP contemplates a total investment of approximately $50 million over a 24-month period. The Company estimates the CIP cost will consist of approximately $36 million for digital press and insertion equipment and approximately $14 million for severance, employee retention, facilities optimization, and other implementation costs. The cost estimate does not include amounts for potential non-cash accelerated depreciation or asset impairment charges relating to facilities and equipment optimization. The timing and amount of the costs will depend on a number of factors.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct delivers highly effective data-driven marketing solutions for its customers, which represent some of the largest and most respected brands in the world in markets such as insurance, financial services, and multiple system operators (cable or direct broadcasting satellite TV systems). Its full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics programs for direct mail. Through its Mail-Gard® division, IWCO Direct also offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct was named one of the largest direct mail production providers in North America, with the largest platform of continuous digital print technology and a growing direct marketing agency service. IWCO Direct's solutions enable customers to improve customer lifetime value, which, in turn, has led to longer customer relationships. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

ModusLink is a leader in global supply chain business process management, serving clients in markets such as consumer electronics, communications, computing, medical devices, software, and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality, and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint, and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products.

ModusLink has an integrated network of strategically located facilities with sites in various countries, including numerous sites throughout North America, Europe, and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2021	July 31, 2020
	(unaudited)
Assets:
Cash and cash equivalents	$97,582	$75,887
Accounts receivable, trade, net	72,048	93,072
Inventories, net	15,673	15,354
Funds held for clients	8,397	18,755
Prepaid expenses and other current assets	24,765	20,475
Total current assets	218,465	223,543
Property and equipment, net	66,619	79,678
Goodwill	231,470	257,128
Other intangible assets, net	119,187	135,263
Operating lease right-of-use assets	51,052	56,140
Other assets	7,062	7,420
Total assets	$693,855	$759,172

Liabilities:
Accounts payable	$56,757	$70,002
Accrued expenses	107,581	111,380
Funds held for clients	8,397	18,755
Current portion of long-term debt	5,612	5,527
Current lease obligations	13,177	14,318
Other current liabilities	28,319	29,950
Total current liabilities	219,843	249,932
Convertible note payable	8,984	8,054
Long-term debt, excluding current portion	359,604	365,468
Long-term lease obligations	39,457	43,211
Other long-term liabilities	11,203	8,509
Total liabilities	639,091	675,174

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' equity	19,584	48,818

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$693,855	$759,172

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2021	2020	Fav (Unfav)	2021	2020	Fav (Unfav)
Net revenue:
Direct Marketing	$102,351	$98,284	4.1%	$299,214	$354,404	(15.6)%
Supply Chain	49,434	79,067	(37.5)%	178,552	263,552	(32.3)%
Total net revenue	151,785	177,351	(14.4)%	477,766	617,956	(22.7)%
Cost of revenue	119,538	143,881	16.9%	369,201	494,991	25.4%
Gross profit	32,247	33,470	(3.7)%	108,565	122,965	(11.7)%
Gross profit margin	21.2%	18.9%		22.7%	19.9%
Operating expenses:
Selling, general and administrative	21,405	25,872	17.3%	70,073	79,264	11.6%
Goodwill impairment charge	25,658	—	—%	25,658	—	—%
Amortization of intangible assets	4,182	6,531	36.0%	16,076	20,719	22.4%
Total operating expenses	51,245	32,403	(58.1)%	111,807	99,983	(11.8)%
Operating (loss) income	(18,998)	1,067	(1,880.5)%	(3,242)	22,982	(114.1)%
Total other expense	(7,611)	(5,741)	(32.6)%	(27,419)	(23,878)	(14.8)%
Loss before income taxes	(26,609)	(4,674)	(469.3)%	(30,661)	(896)	3,322.0%
Income tax expense	1,020	1,485	31.3%	2,715	4,028	32.6%
Net loss	(27,629)	(6,159)	(348.6)%	(33,376)	(4,924)	577.8%
Less: Preferred dividends on redeemable preferred stock	(519)	(525)	1.1%	(1,586)	(1,592)	0.4%
Net loss attributable to common stockholders	$(28,148)	$(6,684)	(321.1)%	$(34,962)	$(6,516)	436.6%

Basic net loss per share attributable to common stockholders	$(0.45)	$(0.11)		$(0.56)	$(0.11)
Diluted net loss per share attributable to common stockholders	$(0.45)	$(0.11)		$(0.56)	$(0.11)
Weighted average common shares used in:
Basic loss per share	62,263	61,815		61,898	61,583
Diluted loss per share	62,263	61,815		61,898	61,583

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended April 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(33,376)	$(4,924)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	15,622	17,240
Amortization of intangible assets	16,076	20,719
Amortization of deferred financing costs	467	285
Accretion of debt discount	930	1,240
Impairment of goodwill	25,658	—
Share-based compensation	443	581
Other losses (gains), net	5,686	(2,509)
Changes in operating assets and liabilities:
Accounts receivable, net	21,243	28,492
Inventories, net	(80)	3,847
Prepaid expenses and other current assets	(4,179)	7,538
Accounts payable and accrued expenses	(18,592)	(14,547)
Refundable and accrued income taxes, net	(378)	(793)
Other assets and liabilities	(8,508)	2,882
Net cash provided by operating activities	21,012	60,051
Cash flows from investing activities:
Additions of property and equipment	(2,819)	(11,477)
Proceeds from the disposition of property and equipment	174	12
Proceeds from the sale of available-for-sale securities	—	163
Net cash used in investing activities	(2,645)	(11,302)
Cash flows from financing activities:
Proceeds from revolving lines of credit, net	—	19,000
Long-term debt repayments	(6,142)	(3,076)
Preferred dividend payments	(1,586)	(1,563)
Payment of debt financing costs	—	(914)
Repayments on capital lease obligations	(52)	(83)
Proceeds from issuance of common stock	4	8
Net cash (used in) provided by financing activities	(7,776)	13,372
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	746	(798)
Net increase in cash, cash equivalents and restricted cash	11,337	61,323
Cash, cash equivalents and restricted cash, beginning of period	94,642	46,064
Cash, cash equivalents and restricted cash, end of period	$105,979	$107,387

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Net revenue:
Direct Marketing	$102,351	$98,284	$299,214	$354,404
Supply Chain	49,434	79,067	178,552	263,552
	$151,785	$177,351	$477,766	$617,956
Operating (loss) income:
Direct Marketing	$(16,484)	$(3,041)	$(5,778)	$12,379
Supply Chain	(534)	6,535	9,574	18,808
Total segment operating (loss) income	(17,018)	3,494	3,796	31,187
Corporate-level activity	(1,980)	(2,427)	(7,038)	(8,205)
Total operating (loss) income	(18,998)	1,067	(3,242)	22,982
Total other expense	(7,611)	(5,741)	(27,419)	(23,878)
Loss before income taxes	$(26,609)	$(4,674)	$(30,661)	$(896)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Net loss	$(27,629)	$(6,159)	$(33,376)	$(4,924)

Interest income	(1)	(8)	(21)	(38)
Interest expense	7,764	8,523	23,412	26,425
Income tax expense	1,020	1,485	2,715	4,028
Depreciation	4,505	5,866	15,622	17,240
Amortization of intangible assets	4,182	6,531	16,076	20,719
EBITDA	(10,159)	16,238	24,428	63,450

Strategic consulting and other related professional fees	1,019	—	1,184	—
Executive severance and employee retention	—	162	—	534
Restructuring and restructuring-related expense	(300)	2	918	924
Share-based compensation	97	209	443	581
Loss on sale of long-lived assets	39	7	79	45
Goodwill impairment charge	25,658	—	25,658	—
Unrealized foreign exchange losses, net	410	(1,833)	5,183	(1,272)
Other non-cash (gains) losses, net	(28)	(113)	(38)	(171)
Adjustments related to certain tax liabilities	(264)	2,022	2,364	(2,032)
Adjusted EBITDA	$16,472	$16,694	$60,219	$62,059

Net revenue	$151,785	$177,351	$477,766	$617,956
Adjusted EBITDA margin	10.9%	9.4%	12.6%	10.0%

Free Cash Flow Reconciliation:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$15,826	$45,178	$21,012	$60,051
Additions to property and equipment	(659)	(1,107)	(2,819)	(11,477)
Free cash flow	$15,167	$44,071	$18,193	$48,574

Net Debt Reconciliation:

	April 30, 2021	July 31, 2020
Total debt, net	$374,200	$379,049
Unamortized discounts and issuance costs	6,569	7,863
Cash and cash equivalents	(97,582)	(75,887)
Net debt	$283,187	$311,025

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities and (gains) losses on investments in affiliates. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; and the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on September 30, 2020. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com